Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2012 SECOND QUARTER RESULTS

•                  Sales of $399.2 million were 12.9% higher than last year (15.7% in constant currency) with strong growth in all three of our reported markets.

•                  Net income was $48.0 million, $0.47 per diluted share ($0.42 per adjusted diluted share, see Table C), versus $37.4 million, $0.37 per diluted share ($0.32 per adjusted diluted share) last year.

•                  Adjusted operating income was $64.4 million, 16.1% of sales, as compared to $49.4 million, 14.0% of sales in 2011 (see Table C).

	Quarter Ended June 30,		%	Six Months Ended June 30,		%
(In millions, except per share data)	2012	2011	Change	2012	2011	Change

Net Sales	$399.2	$353.7	12.9%	$799.3	$685.3	16.6%
Net sales change in constant currency			15.7%			18.8%
Operating Income	73.9	49.4	50%	134.5	96.6	39%
Net Income	48.0	37.4	28%	87.6	63.8	37%
Diluted net income per common share	$0.47	$0.37	27%	$0.86	$0.63	37%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$64.4	$49.4	30%	$125.0	$90.9	38%
As a % of sales	16.1%	14.0%		15.6%	13.3%
Adjusted Net Income (table C)	42.7	31.9	34%	82.3	57.2	44%
Adjusted diluted net income per share	$0.42	$0.32	31%	$0.81	$0.57	42%

STAMFORD, CT. July 23, 2012 — Hexcel Corporation (NYSE: HXL), today reported results for the second quarter of 2012.  Net sales during the quarter were $399.2 million, 12.9% higher than the $353.7 million reported for the second quarter of 2011.  Operating income for the period was $73.9 million, compared to $49.4 million last year.  Net income for the second quarter of 2012 was $48.0 million, or $0.47 per diluted share, compared to $37.4 million or $0.37 per diluted share in 2011.  Excluding the impact of items in Table C, adjusted diluted net income for the second quarter of 2012 was $0.42 per share compared to $0.32 per share in 2011.

Chief Executive Officer Comments

Mr. Berges commented, “This was another strong quarter for Hexcel, as solid execution combined with increased sales to yield excellent results.  For the quarter, our adjusted diluted EPS of $0.42 was 31% higher than last year, on a 16% increase in constant currency sales. We are also particularly pleased that our adjusted operating income was 16.1% of net sales for the quarter, over 200 basis points better than last year.”

Looking ahead, Mr. Berges said, “Historically, seasonal effects result in slightly lower second half margins, but this strong first half of the year gives us confidence to reaffirm our 2012 guidance despite global economic concerns.  While we were certainly helped by the revenue growth, our operational execution truly stands out in our first half as we delivered over 26% incremental operating income on the growth after excluding the benefits of the strong dollar.”

Markets

Commercial Aerospace

•                  Commercial Aerospace sales of $233.5 million increased 12.4% (14.2% in constant currency) for the quarter as compared to the second quarter of 2011.  Combined revenues attributed to new aircraft programs (A380, A350, B787, B747-8) increased over 30% versus the same period last year and now comprise about 30% of Commercial Aerospace sales.

•                  Sales for Airbus and Boeing legacy aircraft were up modestly compared to the second quarter of 2011, but lower than the first quarter of 2012 as sales rates move in line with current aircraft production levels after a modest inventory restocking by our customers in the first quarter.

•                  Sales to “Other Commercial Aerospace,” which include regional and business aircraft customers, were up over 10% compared to the same period last year, but down slightly from the robust level of the first quarter of 2012.

Space & Defense

•                  Space & Defense sales of $88.1 million were 7.8% higher (10.3% in constant currency) than the second quarter of 2011.  We continue to benefit from rotorcraft growth.

Industrial

•                  Total Industrial sales of $77.6 million for the second quarter of 2012 were 20.9% higher (28.3% in constant currency) than the second quarter of 2011.  Wind sales were up significantly from the easy comparisons of last year’s second quarter results, and have now grown sequentially for the last six quarters.  While we are encouraged by this growth and the large backlog of turbines on order with our largest customer, our guidance for the year assumes a second half similar to the second half of 2011 due to economic uncertainties.

Tax

•                  The tax provision was $22.1 million for the second quarter of 2012, bringing our year to date effective tax rate to 31.8%.    Last year’s second quarter tax provision was $9.3 million, an effective tax rate of 20.0%, but excluding one-time benefits taken in the quarter, we had an effective tax rate of 31.9% for the first half of 2011.

Cash and other

•                  Free cash flow (defined as cash provided from operating activities less cash paid for capital expenditures) for the first half of 2012 was a use of $70.6 million versus a source of $9.5 million in the first half of 2011, reflecting increased capital expenditures for additional capacity.  Cash paid for capital expenditures was $144.4 million in the first half of 2012 compared to $67.8 million in the first half of 2011.  Total debt, net of cash as of June 30, 2012 was $267.3 million, an increase of $6.7 million from March 31, 2012.

•                  Foreign exchange rates contributed about 30 basis points to the higher operating income percentage in the second quarter of 2012 as compared to 2011.

•                  This quarter’s operating income included a net $9.5 million of other operating income (after tax of $0.06 per diluted share) as a result of three items.  First, we settled our business interruption insurance claim from the April 2011 tornado in Decatur, Alabama, which resulted in income of $9.6 million.   Second, we recorded a gain of $4.9 million from the sale of land from a previously closed manufacturing facility.  Lastly, we recorded a $5.0 million charge to the environmental reserves primarily for remediation at a manufacturing facility sold in 1986.

•                  As previously announced, the quarter results include a $1.1 million charge (after tax of $0.01 per diluted share) from the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming the remaining $73.5 million of the 6.75% senior subordinated notes.  The redemption was funded by a $75 million add-on to our senior secured credit facility.

2012 Outlook

We reaffirm our 2012 outlook:

•                  Sales to be in the range of $1.55 to $1.65 billion.  The strengthening of the dollar against the Euro and the GBP has resulted in a reduction of our reported sales.  At today’s exchange rates, our reported sales for the year will be $35 to $45 million less than at the rates at the beginning of the year.

•                  Adjusted diluted earnings per share to be in the range of $1.45 to $1.55.

•                  Accrual basis capital expenditures to be in the range of $250 to $275 million.  We expect our capital spending to be funded by our cash from operating activities and our existing credit facilities.  We expect free cash flow for the year to be a use of cash in the range of $50 to $75 million.

*****

Hexcel will host a conference call at 10:00 A.M. ET, tomorrow, July 24, 2012 to discuss the second quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2115 and the confirmation code is 6084663.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements, prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Airbus and Boeing, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the changes in product mix, efficiency improvements, continued cost reduction efforts and the current economic environment; outcome of legal matters; the magnitude and timing of capital expenditures in relation to market demand; and the impact of the above factors on our expectations of 2012 financial results.  Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changing market conditions, increased raw material costs, competition, product mix, inability to achieve planned manufacturing improvements and cost reductions, supply chain disruptions, conditions in the financial markets and changes in currency exchange rates, interest rates, governmental and environmental regulations and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share data)	2012	2011	2012	2011
Net sales	$399.2	$353.7	$799.3	$685.3
Cost of sales	293.7	266.7	587.4	515.3

Gross margin	105.5	87.0	211.9	170.0
% Gross margin	26.4%	24.6%	26.5%	24.8%

Selling, general and administrative expenses	32.5	29.7	69.1	62.6
Research and technology expenses	8.6	7.9	17.8	16.5
Other operating (income) expense (a)	(9.5)	—	(9.5)	(5.7)

Operating income	73.9	49.4	134.5	96.6

Interest expense, net	3.0	2.9	6.0	7.1
Non-operating expense (b)	1.1	—	1.1	4.9

Income before income taxes and equity in earnings from affiliated companies	69.8	46.5	127.4	84.6
Provision for income taxes (c)	22.1	9.3	40.5	21.5

Income before equity in earnings from affiliated companies	47.7	37.2	86.9	63.1
Equity in earnings from affiliated companies	0.3	0.2	0.7	0.7

Net income	$48.0	$37.4	$87.6	$63.8

Basic net income per common share:	$0.48	$0.38	$0.88	$0.65

Diluted net income per common share:	$0.47	$0.37	$0.86	$0.63

Weighted-average common shares:

Basic	100.2	98.6	100.0	98.4
Diluted	102.0	100.7	101.9	100.5

(a)          Other operating income for the three and six months ended June 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  For the six months ended June 30, 2011 other operating income is a $5.7 million benefit from the curtailment of a pension plan.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 and $150 million in February 2011 of the Company’s 6.75% senior subordinated notes.

(c)          Provision for income taxes for the quarter ended June 30, 2011 includes a release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$32.6	$49.5
Accounts receivable, net	250.4	199.3
Inventories, net	242.2	215.7
Current deferred tax assets and other current assets	66.4	59.8
Total current assets	591.6	524.3

Property, plant and equipment	1,324.7	1,223.5
Less accumulated depreciation	(516.2)	(501.4)
Property, plant and equipment, net	808.5	722.1

Goodwill and other intangible assets, net	57.4	57.4
Investments in affiliated companies	22.8	21.7
Deferred tax assets	22.1	33.0
Other assets	14.9	17.6
Total assets	$1,517.3	$1,376.1

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$19.2	$12.6
Accounts payable	121.3	141.7
Accrued liabilities	100.9	93.2
Total current liabilities	241.4	247.5

Long-term notes payable and capital lease obligations	280.7	238.3
Other non-current liabilities	100.7	88.1
Total liabilities	622.8	573.9

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 102.2 shares issued at June 30, 2012 and 101.0 shares issued at December 31, 2011	1.0	1.0
Additional paid-in capital	609.2	589.2
Retained earnings	371.5	283.9
Accumulated other comprehensive loss	(48.1)	(39.8)
	933.6	834.3
Less – Treasury stock, at cost, 2.5 shares and 2.2 shares at June 30, 2012 and December 31, 2011, respectively	(39.1)	(32.1)
Total stockholders’ equity	894.5	802.2
Total liabilities and stockholders’ equity	$1,517.3	$1,376.1

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year to Date Ended June 30,
(In millions)	2012	2011

Cash flows from operating activities
Net income	$87.6	$63.8

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	28.3	27.9
Amortization of deferred financing costs and call premium expense	2.1	5.9
Deferred income taxes	15.3	6.7
Equity in earnings from affiliated companies	(0.7)	(0.7)
Share-based compensation	10.5	8.8
Gain on sale of land	(4.9)
Pension curtailment gain	—	(5.7)
Excess tax benefits on share-based compensation	(5.4)	(3.6)

Changes in assets and liabilities:
Increase in accounts receivable	(54.4)	(25.4)
Increase in inventories	(28.7)	(31.5)
(Increase) decrease in other current assets	1.5	(3.1)
Increase in accounts payable and accrued liabilities	28.0	36.0
Other – net	(5.4)	(1.8)
Net cash provided by operating activities (a)	73.8	77.3

Cash flows from investing activities
Proceeds from sale of land	5.3	—
Capital expenditures (b)	(144.4)	(67.8)
Net cash used for investing activities	(139.1)	(67.8)

Cash flows from financing activities
Borrowings from senior secured credit facility	121.0	135.0
Repayments of capital lease obligations and other debt, net	4.1	(3.5)
Issuance costs related to senior secured credit facility	(0.6)	—
Call premium payment for 6.75% senior subordinated notes	(0.8)	(3.4)
Repayment of senior secured credit facility – term loan	(2.5)	(2.5)
Repayment of 6.75% senior subordinated notes	(73.5)	(150.0)
Repayment of senior secured credit facility	—	(60.0)
Activity under stock plans	2.5	7.4
Net cash provided by (used in) financing activities	50.2	(77.0)

Effect of exchange rate changes on cash and cash equivalents	(1.8)	6.2
Net decrease in cash and cash equivalents	(16.9)	(61.3)
Cash and cash equivalents at beginning of period	49.5	117.2
Cash and cash equivalents at end of period	$32.6	$55.9

Supplemental Data:
Free cash flow (a)+(b)	$(70.6)	$9.5
Accrual basis additions to property, plant and equipment	$114.5	$55.1

Hexcel Corporation and Subsidiaries
Net Sales to Third-Party Customers by Market Segment

Quarters Ended June 30, 2012 and 2011	(Unaudited)	Table A

(In millions)	As Reported			Constant Currency (a)
Market Segment	2012	2011	B/(W) %	FX Effect (b)	2011	B/(W) %
Commercial Aerospace	$233.5	$207.8	12.4	$(3.3)	$204.5	14.2
Space & Defense	88.1	81.7	7.8	(1.8)	79.9	10.3
Industrial	77.6	64.2	20.9	(3.7)	60.5	28.3
Consolidated Total	$399.2	$353.7	12.9	$(8.8)	$344.9	15.7

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	58.5	58.7	59.3
Space & Defense	22.1	23.1	23.2
Industrial	19.4	18.2	17.5
Consolidated Total	100.0	100.0	100.0

Six Months Ended June 30, 2012 and 2011	(Unaudited)

(In millions)	As Reported			Constant Currency (a)
Market Segment	2012	2011	B/(W) %	FX Effect (b)	2011	B/(W) %
Commercial Aerospace	$475.8	$405.4	17.4	$(5.1)	$400.3	18.9
Space & Defense	173.0	161.4	7.2	(2.5)	158.9	8.9
Industrial	150.5	118.5	27.0	(4.9)	113.6	32.5
Consolidated Total	$799.3	$685.3	16.6	$(12.5)	$672.8	18.8

Consolidated % of Net Sales	%	%	%
Commercial Aerospace	59.5	59.1	59.5
Space & Defense	21.7	23.6	23.6
Industrial	18.8	17.3	16.9
Consolidated Total	100.0	100.0	100.0

(a)         To assist in the analysis of our net sales trend, total net sales and sales by market for the quarter and six months ended June 30, 2011 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2012 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information	(Unaudited)	Table B

(In millions)	Composite Materials (b)	Engineered Products	Corporate & Other (a)(b)	Total
Second Quarter 2012
Net sales to external customers	$316.7	$82.5	$—	$399.2
Intersegment sales	14.9	0.2	(15.1)	—
Total sales	331.6	82.7	(15.1)	399.2
Operating income (loss)	80.9	11.7	(18.7)	73.9
% Operating margin	24.4%	14.1%		18.5%

Other operating (income) expense (b)	(14.5)	—	5.0	(9.5)
Depreciation and amortization	13.3	1.0	—	14.3
Stock-based compensation expense	0.9	0.1	2.0	3.0
Accrual based additions to capital expenditures	67.0	2.6	0.2	69.8

Second Quarter 2011
Net sales to external customers	$276.8	$76.9	$—	$353.7
Intersegment sales	13.9	0.2	(14.1)	—
Total sales	290.7	77.1	(14.1)	353.7
Operating income (loss) (b)	48.5	11.9	(11.0)	49.4
% Operating margin	16.7%	15.4%		14.0%

Depreciation and amortization	12.8	1.0	—	13.8
Stock-based compensation expense	0.9	0.1	1.4	2.4
Accrual based additions to capital expenditures	28.4	1.5	—	29.9

First Six Months 2012
Net sales to external customers	$632.9	$166.4	$—	$799.3
Intersegment sales	30.8	0.3	(31.1)	—
Total sales	663.7	166.7	(31.1)	799.3
Operating income (loss)	146.7	23.5	(35.7)	134.5
% Operating margin	22.1%	14.1%		16.8%

Other operating (income) expense (b)	(14.5)	—	5.0	(9.5)
Depreciation and amortization	26.2	2.1	—	28.3
Stock-based compensation expense	3.0	0.5	7.0	10.5
Accrual based additions to capital expenditures	110.6	3.7	0.2	114.5

First Six Months 2011
Net sales to external customers	$533.1	$152.2	$—	$685.3
Intersegment sales	27.8	0.5	(28.3)	—
Total sales	560.9	152.7	(28.3)	685.3
Operating income (loss)	98.3	24.4	(26.1)	96.6
% Operating margin	17.5%	16.0%		14.1%

Other operating (income) expense (b)	(5.7)	—	—	(5.7)
Depreciation and amortization	25.7	2.1	0.1	27.9
Stock-based compensation expense	2.5	0.4	5.9	8.8
Accrual based additions to capital expenditures	52.7	2.4	—	55.1

(a)         We do not allocate corporate expenses to the operating segments.

(b)         Other operating income for the three and six months ended June 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  For the six months ended June 30, 2011 other operating income is a $5.7 million benefit from the curtailment of a pension plan.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income and Net Income	Table C

	Unaudited
	Quarter Ended June 30,		Six Months Ended June 30,
(In millions)	2012	2011	2012	2011
GAAP operating income	$73.9	49.4	$134.5	$96.6
- Other operating (income) expense (a)	(9.5)	—	(9.5)	(5.7)
Adjusted Operating Income	$64.4	49.4	$125.0	$90.9
% of Net Sales	16.1%	14.0%	15.6%	13.3%
- Stock Compensation Expense	$3.0	2.4	$10.5	$8.8
- Depreciation and Amortization	14.3	13.8	28.3	27.9
Adjusted EBITDA	$81.7	65.6	$163.8	$127.6

	Unaudited
	Quarter Ended June 30,
	2012		2011
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$48.0	$0.47	$37.4	$0.37
- Other operating (income) expense (net of tax) (a)	(6.0)	(0.06)	—	—
- Non-operating expense (net of tax) (b)	0.7	0.01	—	—
- Benefit from tax audit settlement (c)	—	—	(5.5)	(0.05)
Adjusted net income	$42.7	$0.42	$31.9	$0.32

	Unaudited
	Six Months Ended June 30,
	2012		2011
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$87.6	$0.86	$63.8	$0.63
- Other operating (income) expense (net of tax) (a)	(6.0)	(0.06)	(4.1)	(0.04)
- Non-operating expense (net of tax) (b)	0.7	0.01	3.0	0.03
- Benefit from tax audit settlement (c)	—	—	(5.5)	(0.05)
Adjusted net income	$82.3	$0.81	$57.2	$0.57

(a)         Other operating income for the three and six months ended June 30, 2012 includes income from a $9.6 million business interruption insurance settlement related to a prior year claim, a $4.9 million gain on the sale of land and a $5.0 million charge for additional environmental reserves primarily for remediation of a manufacturing facility sold in 1986.  For the six months ended June 30, 2011 other operating income for the six months ended June 30, 2011 is a $5.7 million benefit from the curtailment of a pension plan.

(b)         Non-operating expense is the accelerated amortization of deferred financing costs and expensing of the call premium from redeeming $73.5 million in June 2012 and $150 million in February 2011 of the Company’s 6.75% senior subordinated notes.

(c)          Tax benefit from the release of $5.5 million of reserves primarily for uncertain tax positions as a result of an audit settlement.

Management believes that adjusted operating income, adjusted EBITDA, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results excluding special items.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Schedule of Total Debt, Net of Cash	Table D

	Unaudited
	June 30,	March 31,	December 31,
(In millions)	2012	2012	2011
Notes payable and current maturities of capital lease obligations	$19.2	$14.5	$12.6
Long-term notes payable and capital lease obligations	280.7	294.8	238.3
Total Debt	299.9	309.3	250.9
Less: Cash and cash equivalents	(32.6)	(48.7)	(49.5)
Total debt, net of cash	$267.3	$260.6	$201.4